Exhibit 99.1

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS COMPLETES REVIEW OF STRATEGIC ALTERNATIVES AND
DECIDES TO REMAIN INDEPENDENT

Transaction Alternatives Did Not Provide Sufficient Premium to Shareholders

Joseph L. Fischer to Continue to Lead Company While Board Searches for Permanent
CEO

Company Announces Annual Meeting Date and Invites Carl Icahn to Join Company’s
Board of Directors

New York, NY — August 10, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today that its Board of Directors has completed a review of the Company’s strategic alternatives and has made the decision to remain independent.  The strategic review, conducted by the Board in conjunction with the Company’s financial advisors and management, was initiated in January and included the evaluation of a number of alternatives, including a merger, sale or strategic alliance.

In reaching its decision, the Board noted that the Company possessed a number of significant near- and long-term value drivers, including improving revenue and earnings performance; increasing sales of ERBITUX® in its approved indications, a successful launch in head and neck cancer and increased market penetration in colorectal cancer; the prospects for important clinical trial results toward the end of this year and beginning of 2007; and significant potential for the Company’s pipeline product candidates.

Commenting on the Board’s decision, Joseph L. Fischer, Interim Chief Executive Officer of ImClone Systems, stated: “The Board concluded that the alternatives available, including bids received for the acquisition of the Company, did not match the value potential of ImClone Systems as an independent company.  This decision was made in light of significant improvements in the top- and bottom-line performance of the Company over the review period and from the Company’s numerous opportunities for growth.  The Board, management team and I look forward to continuing to grow and improve ImClone Systems as a business, so that we can continue to be industry leaders in developing novel products for the benefit of the oncology community.”

In focusing on remaining independent, the Board will renew its previously announced search for a permanent CEO.  Mr. Fischer has agreed to continue running the Company and remain Interim CEO during the search process and to ensure the orderly transition to new leadership.

“Joe has done an outstanding job running the Company during this critical period,” said David M. Kies, Chairman of the Board. “Under Joe’s leadership we have significantly strengthened the financial condition of the Company, successfully launched ERBITUX in the treatment of head and neck cancer and continued to move clinical development of our pipeline and ERBITUX forward.  We are very pleased that Joe has agreed to stay on during the search process and fully expect that he will continue to grow the business, support a program of focused investments and ensure productivity at all levels of the Company.”

The Company also announced today that it intends to hold its 2006 Annual Meeting of shareholders on Wednesday, September 20, 2006 at 10:00 AM at the Company’s offices in Branchburg, New Jersey. The Company’s Board has invited Carl Icahn, who holds approximately 10% of the Company’s common stock, to be a member of the Company’s slate of director nominees for election at the 2006 Annual Meeting.  Mr. Icahn’s election as director would be in addition to Alex Denner, who was appointed to the Board in May 2006 following discussions with Mr. Icahn and who has advised the Board that he has recently accepted an offer of employment from Mr. Icahn.  The Board will also seek to add to the Board a highly qualified individual to serve as an additional independent director, and has invited Mr. Icahn to suggest an appropriate candidate not affiliated with him.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss the strategic alternative review process on Thursday, August 10, 2006 at 9:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on Thursday, August 10, 2006.

Those parties interested in participating via telephone may join by dialing (888) 321-3075 domestically, or (973) 582-2855 for calls outside of Canada and the United States, and referencing conference identification number 7729255. A telephone replay of the conference call will be available shortly after the call until August 17, 2006 at midnight Eastern Daylight Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 7729255.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

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